EXHIBIT 5 AND 23.2


                        OPINION OF DAVIS POLK & WARDWELL


                                                               November 4, 2003

Genta Incorporated
Two Connell Drive
Berkeley Heights, NJ 07922

Ladies and Gentlemen:

     Genta Incorporated, a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 671,412 shares of its common stock, par value $0.001 per share (the "Securities"), for sale by certain stockholders of the Company.

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Securities have been validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell